EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-127726, 333-109145 and 333-162434) on Form S-8 of Advanced Cell Technology, Inc. and subsidiary of our reports dated March 16, 2010, relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Advanced Cell Technology, Inc. and subsidiary for the year ended December 31, 2009.

/s/ SingerLewak LLP

Los Angeles, California
March 16, 2010